Exhibit 99

News
Media Contact:
Greta Edgar Borza
Corporate Communications
+1-724-316-7552
edgar@ppg.com

Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

PPG reports second quarter 2026 financial results
•Net sales of $4.5 billion, an increase of 7% versus prior year
•Organic sales increased 4% year over year with growth in 8 of 9 businesses led by our differentiated aerospace business
•Sales volumes increased 2% and selling prices increased 2%
•Reported earnings per diluted share (EPS) of $1.96 and adjusted EPS of $2.23
•Cash from operating activities was approximately $600 million year to date, more than $220 million higher year over year
•Share repurchases totaled $75 million in the quarter and $175 million year to date
•Reaffirming full-year 2026 adjusted EPS guidance range of $7.70 to $8.10

PITTSBURGH, July 28, 2026 – PPG (NYSE:PPG) today reported financial results for the second quarter 2026.

Second Quarter 2026 Consolidated Results

$ in millions, except EPS	2Q 2026	2Q 2025	YOY change
Net sales	$4,495	$4,195	+7%
Net income (a)	$439	$450	(2)%
Adjusted net income (a)(b)	$500	$504	(1)%
EPS (a)	$1.96	$1.98	(1)%
Adjusted EPS (a)(b)	$2.23	$2.22	—%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter:

I am proud to announce that PPG delivered its sixth consecutive quarter of organic sales growth, a solid increase of 4%, with equal contributions from sales volumes and selling prices. We outpaced the industry by 300 basis points, achieving organic growth in all three segments and in eight of our nine businesses, demonstrating our ability to accelerate momentum in a complex and evolving environment. Adjusted EPS of $2.23 was slightly higher year over year driven by strong results in our differentiated aerospace and architectural coatings Latin America businesses, offsetting lower sales volumes in automotive refinish coatings.

Our Global Architectural Coatings segment achieved 2% organic sales growth and EBITDA margin improvement of 100 basis points led by strength in Latin America and modest growth in Europe.

Long-term organic sales and margin expansion in this segment is driven by high-performance products, strong brand recognition, and cost control actions, along with excellent commercial execution.

Performance Coatings segment organic sales grew 3%, benefiting from strong demand for our aerospace and protective and marine coatings products. Margin declined year over year, driven by weaker automotive refinish coatings demand, as the recovery of insurance claims improved more gradually than anticipated. Automotive refinish coatings organic sales are projected to grow in the second half of the year in the range of a low to mid-single-digit percentage due to the phasing of PPG customer order patterns last year. Aerospace industry demand is expected to remain robust, and our technology-advantaged products position us well to deliver consistent above-industry growth in this key business.

In our Industrial Coatings segment, we are delivering on previously communicated share gains in all three businesses, resulting in sales volume growth of 5%. This performance was due to double-digit percentage growth in packaging coatings and mid-single-digit percentage growth in both automotive original equipment manufacturer (OEM) and industrial coatings. Price was flat for the quarter, following previous price declines, as we executed new pricing actions. Our ability to outpace industry growth is driven by technology leadership, investment in product innovation, and commercial excellence.

The company has proactively made price adjustments globally and across all of our businesses, resulting in a 2% selling price improvement in the quarter. Costs have risen for raw materials, energy, logistics and packaging across the coatings value chain. In the second quarter we covered about 90% of the cost of goods sold inflation and expect to cover 100% by the fourth quarter, one quarter ahead of our original commitment. This represents a faster rate of price realization than we achieved during previous cycles.

Looking ahead, we expect robust organic sales growth across most of our businesses in the third quarter, with aggregate growth in the low single-digit to mid-single-digit percentage range, led by strength in aerospace, Latin American architectural coatings, and packaging coatings. We are reaffirming our full-year earnings per share guidance range of $7.70 to $8.10. This demonstrates our confidence in our earnings trajectory given our positive momentum, realization of pricing, and execution of self-help actions.

Thank you to our PPG team around the world who make it happen and deliver on our purpose every day: We protect and beautify the world®.

Additional Financial Information
•Net sales in the quarter increased 7% year over year, due to higher sales volumes of 2%, higher selling prices of 2%, positive foreign currency translation of 2% and acquisitions of 1%
•At quarter end, the company had cash and short-term investments totaling $1.6 billion
•Net debt was $5.3 billion, a decrease of $415 million from the second quarter 2025
•In the second quarter, issued long-term bonds of CHF320 million due in 2030 and 2034, at a rate of 1.22% and 1.66%, respectively
•Corporate expenses were $91 million in the second quarter, $83 million exclusive of depreciation and amortization
•Second quarter net interest expense was $29 million
•In the second quarter, the effective tax rate was 22.3% and the adjusted effective tax rate was 22.5%, down approximately 100 basis points year over year

Second Quarter 2026 Reportable Segment Financial Results
Global Architectural Coatings Segment

$ in millions	2Q 2026	2Q 2025	YOY change
Net sales	$1,098	$1,018	+8%
Sales volumes			(1)%
Selling prices			+3%
Foreign currency translation			+6%
Segment income	$185	$160	+16%
Segment income %	16.8%	15.7%
Segment EBITDA (a)	$213	$187	+14%
Segment EBITDA %	19.4%	18.4%
(a) Reconciliations of reported to adjusted figures are included below

Global Architectural Coatings segment net sales increased 8% compared to the second quarter 2025 driven by a benefit from foreign currency translation and organic sales growth of 2% due to higher selling prices, partially offset by lower sales volumes.

Organic sales for architectural coatings EMEA increased by a low single-digit percentage compared to the second quarter 2025, with higher selling prices partially offset by lower sales volumes. Organic sales for architectural coatings Latin America and Asia Pacific increased by a mid-single-digit percentage year over year driven by volume growth in Latin America and higher selling prices. In Mexico, retail sales were strong, and project-related sales improved compared to lower prior-year demand from local business and governmental investment.

Segment EBITDA increased 14% and segment EBITDA margin improved 100 basis points compared to the prior year with realization of higher selling prices and cost-control actions partially offset by cost of goods sold inflation. In the third quarter, the company expects organic sales in the range of flat to a low single-digit percentage growth year over year and EBITDA margin to be relatively flat.

Performance Coatings Segment

$ in millions	2Q 2026	2Q 2025	YOY change
Net sales	$1,619	$1,512	+7%
Sales volumes			—%
Selling prices			+3%
Foreign currency translation			+1%
Acquisitions			+3%
Segment income	$329	$356	(8)%
Segment income %	20.3%	23.5%
Segment EBITDA (a)	$368	$389	(5)%
Segment EBITDA %	22.7%	25.7%
(a) Reconciliations of reported to adjusted figures are included below

Performance Coatings segment net sales increased 7% due to higher selling prices, a benefit from foreign currency translation, and acquisitions.

Organic sales improved 3% compared to the prior year led by aerospace, protective and marine coatings, and traffic solutions, partially offset by year-over-year sales volume declines in automotive refinish coatings. Aerospace achieved exceptional quarterly sales with double-digit percentage organic sales growth, while our order backlog remained near $300 million. Organic sales in automotive refinish coatings decreased by a double-digit percentage as sales volumes were lower, reflecting both a challenging comparison to customer order patterns in the second quarter of 2025 and a slower recovery in underlying industry demand. Protective and marine coatings organic sales increased by a double-digit percentage compared to the prior year, achieving its 13th consecutive quarter of sales volume growth, including above-market marine sales volume growth in Asia Pacific and Europe. Organic sales in traffic solutions increased a mid-single-digit percentage driven by strong demand.

Compared to the second quarter 2025, segment EBITDA decreased by 5% and segment EBITDA margin declined 300 basis points, driven by lower automotive refinish coatings sales volumes. In the third quarter, the company expects organic sales growth in the range of a mid-single-digit percentage to a high single-digit percentage year over year. In the second half of 2026, we expect EBITDA margin expansion driven by pricing actions and automotive refinish stabilization.

Industrial Coatings Segment

$ in millions	2Q 2026	2Q 2025	YOY change
Net sales	$1,778	$1,665	+7%
Sales volumes			+5%
Selling prices			—%
Foreign currency translation			+2%
Segment income	$229	$227	+1%
Segment income %	12.9%	13.6%
Segment EBITDA (a)	$282	$276	+2%
Segment EBITDA %	15.9%	16.6%
(a) Reconciliations of reported to adjusted figures are included below

Industrial Coatings segment net sales increased 7% compared to the second quarter 2025, led by higher sales volumes and a benefit from foreign currency translation. Organic sales increased 5% due to sales volume growth in all three businesses, reflecting the benefits from share gains.

Automotive OEM coatings organic sales increased a low single-digit percentage, with mid-single-digit percentage sales volume growth, including share gains, outpacing global automotive industry production by about 500 basis points. Industrial coatings organic sales improved a mid-single-digit percentage driven by sales volume and selling price growth in Asia Pacific, Europe and North America. Packaging coatings organic sales increased by a double-digit percentage versus the prior year period and sales volumes were up over 20% on a two-year stacked basis, due to share gains as customers adopt our leading technologies.

Segment EBITDA increased 2% and segment EBITDA margin declined 70 basis points compared to the second quarter 2025. This margin decline was driven by cost of goods sold inflation partially offset by higher sales volumes. In the third quarter, the company expects organic sales in the range of flat to a low single-digit percentage growth year over year. In the second half of 2026, we expect EBITDA margin compression due to the timing of index-based pricing.

Outlook
The company expects third quarter organic sales growth in the range of a low single-digit to a mid-single-digit percentage and company adjusted EBITDA margin in the range of flat to a decline of 100 basis points year over year. We are reaffirming our full-year adjusted earnings per share guidance range of $7.70 to $8.10. This reflects the momentum of share gains and self-help actions, along with an updated view of global economic activity, foreign exchange rates as well as regional and business mix.

Additional information related to 2026 financial projections is posted within the slides associated with the second quarter earnings documents on the Investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions and divestitures.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty products that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we market and sell in more than 50 countries and reported net sales of $15.9 billion in 2025. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information
PPG will provide additional information regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, July 28. The company will hold a conference call to review its second quarter 2026 financial performance on July 29, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://events.q4inc.com/attendee/123720578.The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A web replay will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Tuesday, July 27, 2027.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to earnings guidance, global economic conditions, geopolitical issues, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, margins, share gains, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the imposition and magnitude of tariffs, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, global human health issues, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2025 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of July 28, 2026, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations, PPG’s effective tax rate adjusted for certain items, earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, adjusted EBITDA margin, and segment EBITDA. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and segment EBITDA are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate, segment income or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share, the adjusted effective tax rate, EBITDA, adjusted EBITDA, adjusted EBITDA margin and segment EBITDA may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of third quarter 2026 or full-year 2026 expected adjusted earnings per diluted share or adjusted EBITDA to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income, Earnings per Diluted Share, Effective Tax Rate and Segment Income
($ in millions, except per-share amounts and percentages)

	Second Quarter 2026		Second Quarter 2025
	$	EPS(a)	$	EPS (a)
Reported net income from continuing operations	$439	$1.96	$450	$1.98
Acquisition-related amortization expense	20	0.09	25	0.11
Business restructuring-related costs, net(b)	10	0.04	15	0.07
Portfolio optimization(c)	4	0.02	2	0.01
Legacy environmental remediation charges(d)	19	0.08	12	0.05
Legal settlement(e)	8	0.04	—	—
Adjusted net income from continuing operations, excluding certain items	$500	$2.23	$504	$2.22

	Second Quarter 2026			Second Quarter 2025
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$569	$127	22.3%	$598	$140	23.4%
Acquisition-related amortization expense	26	6	24.5%	33	8	24.4%
Business restructuring-related costs, net(b)	13	3	22.0%	20	5	23.3%
Portfolio optimization(c)	5	1	24.2%	2	—	24.3%
Legacy environmental remediation charges(d)	25	6	24.3%	16	4	24.3%
Legal settlement(e)	11	3	24.3%	—	—	—%
Adjusted effective tax rate, continuing operations, excluding certain items	$649	$146	22.5%	$669	$157	23.5%

	Second Quarter
	2026	2025
Reported net income from continuing operations	$439	$450
Interest expense, net of interest income	29	18
Income tax expense	127	140
Net income attributable to noncontrolling interests	3	8
Earnings before interest and taxes ("EBIT")	598	616
Depreciation	102	91
Amortization	26	33
EBITDA	$726	$740
Business restructuring-related costs, net(b)	13	20
Portfolio optimization(c)	5	2
Legacy environmental remediation charges(d)	25	16
Legal settlement(e)	11	—
Adjusted EBITDA	$780	$778

Net sales	$4,495	$4,195
Net income margin	9.8%	10.7%
EBIT margin	13.3%	14.7%
Adjusted EBITDA margin	17.4%	18.5%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges, net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization, Selling, general and administrative and Other charges, net on the consolidated statement of income.
(c)Portfolio optimization includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income. Portfolio optimization also includes charges related to the step-up of acquired inventory. These costs are included in Cost of sales, exclusive of depreciation and amortization on the condensed consolidated statement of income. Portfolio optimization also includes a $7 million gain recognized on the sale of a business in the first quarter 2025, which is included in Other charges, net on the condensed consolidated statement of income. There was no tax expense associated with that gain.
(d)Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other charges, net in the condensed consolidated statement of income.
(e)In the second quarter 2026, the Company settled a legal matter. The related charge is included in Other charges, net on the consolidated statement of income.

	Second Quarter
	2026	2025
Global Architectural Coatings
Net sales	$1,098	$1,018
Segment income	$185	$160
Segment depreciation and amortization	28	27
Segment EBITDA	$213	$187
Segment EBITDA %	19.4%	18.4%
Performance Coatings
Net sales	$1,619	$1,512
Segment income	$329	$356
Segment depreciation and amortization	39	33
Segment EBITDA	$368	$389
Segment EBITDA %	22.7%	25.7%
Industrial Coatings
Net sales	$1,778	$1,665
Segment income	$229	$227
Segment depreciation and amortization	53	49
Segment EBITDA	$282	$276
Segment EBITDA %	15.9%	16.6%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
Net sales	$4,495	$4,195	$8,425	$7,879
Cost of sales, exclusive of depreciation and amortization	2,687	2,432	4,962	4,574
Selling, general and administrative	931	872	1,816	1,710
Depreciation	108	102	213	191
Amortization	26	33	53	65
Research and development, net	107	106	220	208
Interest expense	71	62	132	118
Interest income	(42)	(44)	(79)	(87)
Other charges, net	38	34	22	—
Income before income taxes	$569	$598	$1,086	$1,100
Income tax expense	127	140	259	262
Income from continuing operations	$442	$458	$827	$838
Loss from discontinued operations, net of tax	(2)	—	(2)	(2)
Net income attributable to controlling and noncontrolling interests	$440	$458	$825	$836
Net income attributable to noncontrolling interests	(3)	(8)	(6)	(13)
Net income (attributable to PPG)	$437	$450	$819	$823

Amounts attributable to PPG:
Income from continuing operations, net of tax	$439	$450	$821	$825
Loss from discontinued operations, net of tax	(2)	—	(2)	(2)
Net income (attributable to PPG)	$437	$450	$819	$823

Earnings per common share (attributable to PPG):
Income from continuing operations, net of tax	$1.97	$1.98	$3.68	$3.63
Loss from discontinued operations, net of tax	(0.01)	—	(0.01)	(0.01)
Earnings per common share (attributable to PPG)	$1.96	$1.98	$3.67	$3.62

Earnings per common share (attributable to PPG) - assuming dilution:
Income from continuing operations, net of tax	$1.96	$1.98	$3.66	$3.61
Loss from discontinued operations, net of tax	(0.01)	—	(0.01)	(0.01)
Earnings per common share (attributable to PPG) - assuming dilution	$1.95	$1.98	$3.65	$3.60

Average shares outstanding	223.0	226.8	223.4	227.4

Average shares outstanding - assuming dilution	223.9	227.7	224.2	228.3

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Six Months Ended June 30
	2026	2025
Cash from/(used for) operating activities:
Cash from operating activities - continuing operations	$594	$371
Cash used for operating activities - discontinued operations	($2)	($2)
Cash from operating activities	$592	$369
Cash used for investing activities - continuing operations:
Capital expenditures	$309	$330
Cash used for financing activities - continuing operations:
Dividends paid on PPG common stock	$317	$308
Purchase of treasury stock	$175	$540

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2026	2025	2025
Current assets:
Cash and cash equivalents	$1,520	$2,163	$1,561
Short-term investments	74	56	64
Receivables, net	3,912	3,336	3,891
Inventories	2,226	1,996	2,224
Other current assets	529	408	450
Total current assets	$8,261	$7,959	$8,190

Current liabilities:
Short-term debt and current portion of long-term debt	$691	$706	$1,413
Accounts payable and accrued liabilities	4,307	3,957	4,061
Current portion of operating lease liabilities	135	138	141
Restructuring reserves	96	99	147
Total current liabilities	$5,229	$4,900	$5,762

Long-term debt	$6,195	$6,602	$5,919

PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2026	2025	2025
Operating Working Capital(a)	$3,279	$2,748	$3,249
As a percent of quarter sales, annualized	18.2%	17.6%	19.4%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.